SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
       Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported):  April 01, 1999



                        OLD POINT FINANCIAL CORPORATION
           (Exact name of registrant as specified in its charter)





 Virginia                          0-12896          54-1265373
 (State or other jurisdiction of   (Commission      (I.R.S. Employer
  incorporation or organization)    File Number)    Identification No.)



            1 West Mellen Street, Hampton, Virginia               23663
            (Address of principal executive offices)             (Zip Code)



Registrant's telephone number, including area code (757) 728-1200

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Item 5.     Other Events
                           PRESS RELEASE

  OLD POINT FINANCIAL CORPORATION ESTABLISHES NEW SUBSIDIARY:
         OLD POINT TRUST AND FINANCIAL SERVICES, N.A.

   Old Point Financial Corporation announces that effective April 1, 1999, Old Point Trust & Financial Services, N.A. is a wholly owned subsidiary of Old Point Financial Corporation. W. Rodney Rosser is President of the new company and Frank E. Continetti is the Chief Administrative Officer.

   "Old Point Trust has had a long and proud heritage of service to the community," said Mr. Rosser, "The bank was granted trust powers in 1926, just three years after the bank's founding. Since that time, our trust division has grown to be the second largest independent trust and financial services provider based in Virginia. With this move, we are indicating that local trust services are here to stay. The object of this move is to provide lifetime financial services to our customers in the form of a broader range of services." Among the additional services that the new subsidiary will be able to provide to Hampton Roads residents are annuities, mutual funds, discount brokerage, investment advisory services, financial planning, and tax services.

   Added Mr. Continetti, "Not only are we the second largest independent trust services provider in the state, but we are the largest in Hampton Roads. That means that we can locally provide many of the sophisticated financial services that our customers want. Our twenty-six employees are also focused on personal service."
   OPFC NEW SUBSIDIARY
   The new subsidiary has a national bank charter and will be regulated under national banking laws and regulations. The "N.A."in the legal title of the company stands for "National Association." Banking regulations require that all national banks have the word "national" in their legal title.

   Old Point Trust & Financial Services, N.A. has over $360 million in assets and a staff of 26. In addition to its headquarters office in the Old Point Trust and Financial Services Center in the Oyster Point section of Newport News, Old Point Trust has an office in Hampton.

   Old Point Financial Corporation is the parent company of Old Point Trust and Financial Services, N.A., a full service trust company, and Old Point National Bank, a locally owned and managed community bank established in 1923. Through its two subsidiaries, Old Point Financial Corporation provides financial services to the community of Hampton Roads via a network of 12 banking offices and a Trust and Financial Services Center. Two additional branches, in Chesapeake and Norge, are scheduled to open in mid-1999.

   For More Information Contact:Lani Chisman Davis, Marketing
   Director, 757/728-1286